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                                  ENDORSEMENT

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ROTH IRA PROVISIONS
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ROTH IRA ENDORSEMENT

This Contract is established as a Roth IRA as defined in Section 408A of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, pursuant to the Owner's request in the Application. Accordingly, this endorsement is attached to and made part of the Contract as of its Issue Date or, if later, the date shown below. Notwithstanding any other provisions of the Contract to the contrary, the following provisions shall apply.

RESTRICTIONS ON ROTH IRA

To ensure treatment as a Roth IRA, this Contract will be subject to the requirements of Code Section 408A, which are briefly summarized below:

  1. The Contract is established for the exclusive benefit of the Owner or his or her beneficiaries. The Owner shall be the Annuitant.

  2. The Contract shall be nontransferable and the entire interest of the Owner in the Contract is nonforfeitable.

  3. Notwithstanding any provision of the Contract to the contrary, on the death of the Owner the distribution of the Owner's interest in the Contract shall be made in accordance with the distribution requirements of Section 401(a)(9)(B) of the Code and the regulations thereunder, all of which are herein incorporated by reference, as follows:

       a. If the Owner dies on or after distributions have begun to the Owner, the entire remaining interest must be distributed at least as rapidly as under the method of payment in effect at the Owner's death.

       b. If the Owner dies before distributions have begun to the Owner, the entire remaining interest must be distributed as elected by the Owner or, if the Owner has not so elected, as elected by the Designated Beneficiary or Beneficiaries as follows:

           1) by December 31 of the year containing the fifth anniversary of the Owner's death, or

           2) in equal or substantially equal payments over the life or life expectancy of the Designated Beneficiary or Beneficiaries starting by December 31 of the year following the year of the Owner's death. If, however, the Designated Beneficiary is the Owner's surviving spouse, then this Distribution is not required to begin until December 31 of the later of: (1) the calendar year immediately following the calendar year in which the Owner died; or (2) the calendar year in which the Owner would have attained age 70 1/2.

  4. Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of future premiums or the purchase of additional benefits.

  5. The annual premium shall not exceed the lesser of $2,000 or 100 percent of compensation ($4,000 or 100 percent of compensation for two Roth IRAs owned by a married couple, however, no more than $2,000 can be contributed to either spouse's Roth IRA). The maximum annual premium shall be phased-out for single Owners with adjusted gross income between $95,000 and $110,000, and for married Owners with adjusted gross income between $150,000 and $160,000 in accordance with Section 408A(c)(3).

  6. Other than qualified rollover contributions, as defined in Section 408A(e) of the Code, no rollover contributions may be made to the Contract. Qualified rollover contributions are excluded from the annual premium limit set forth in Section 5.

  7. Notwithstanding any Contract provision to the contrary, no amount may be borrowed under the Contract and no portion may be used as security for a loan.

  8. The portion of any Annuity Payments made from the Contract representing earnings will be subject to a 10% penalty tax under Section 72(t) of the Code if such amounts are paid before the Annuitant attains the age of 59-1/2, unless the payments meet one of the exceptions to the penalty tax for distributions from individual retirement plans under Section 72(t) of the Code.

     FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

             ROGER K. VIOLA              HOWARD R. FRICKE

              Secretary                    President


_____________________________
  Endorsement Effective Date
  (If Other Than Issue Date)

FSB206 (11-97)                                                         SP020611